Exhibit 99.1

American Safety Insurance Holdings, Ltd.

Provides Preliminary Catastrophe Loss Estimate

HAMILTON, Bermuda, July 17, 2012—American Safety Insurance Holdings, Ltd. (NYSE: ASI) today announced that the Company’s 2012 second quarter results will include weather related property losses of approximately $3.0 million to $3.5 million after tax. The losses were in the Company’s dealer open lot program, which is in runoff, and were related to severe hail storms in the United States. As a result of these losses, the Company anticipates earnings per fully diluted share for the quarter to be in the range of $.20 to $.25.

The Company expects to release second quarter 2012 financial results on Wednesday, August 1, 2012, after the close of the market.

This press release contains forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to future events and financial performance. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, and are subject to change based on various factors. For additional factors, which could influence the results of the Company’s operating and financial performance, see the Company’s filings with the Securities and Exchange Commission.

About Us:

For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc., and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Patrick Driscoll, CPA, CPCU
scrim@amsafety.bm	patrick.driscoll@amsafety.com
(441) 296-8560	(770) 916-1908